                                                                      EXHIBIT 99

                  CORESTATES DETAILS RECORD EARNINGS, UP 28%;
                  BUILDS MOMENTUM ON ITS BEST REDESIGN PROJECT


            Philadelphia, October 18, 1995--CoreStates Financial Corp today reported details of record third quarter earnings disclosed October 10. Per share operating earnings were up 28% from 1994 levels that were a record at the time. The banking services company also detailed rapid progress toward achieving the planned financial benefits of its BEST process redesign project.

            Net income was $133,946,000 or 96 cents per share for the third quarter and $315,283,000 or $2.23 per share for the first nine months of 1995. Last year's net income was $104,221,000 or 74 cents per share for the quarter and $133,887,000 or 97 cents per share for the first nine months.

            Excluding one-time items in both years that are detailed below, normalized operating earnings were up 28% from 74 to 95 cents per share for the third quarter, and up 22% from $2.14 to $2.62 per share for the first nine months.

            Performance ratios continued to strengthen. On an operating basis, return on average assets was 1.85% and return on average equity was 22.94%, highest in recent CoreStates history and exceptional by industry norms.
                                     -more-

            Terrence A. (Terry) Larsen, chairman, said the year-to-year earnings improvement was based on continuing broad strength in CoreStates' basic banking businesses, highlighted by a 5% increase in net interest income, modest growth in service fees and a decrease of more than 6% in non-financial expenses fueled by the BEST process redesign project.

            Stronger net interest income derived from a $1.4 billion year-to-year increase in average loans, primarily in credit cards and the asset-based lending of the company's Congress Financial subsidiary. The net interest margin, which had been steady around a very strong 5.90% for the past year and increased to an unsustainable 6.10% in the second quarter, returned to 5.90% in the third quarter.

            Larsen said the third quarter results included a penny per share from repayment of second quarter Federal Deposit Insurance Corporation premiums that were reduced retroactively. Reduced FDIC premiums have been built into the budget beginning with the third quarter and will not directly impact the bottom line going forward.

            "Some of the reduced expense will be offset by adjustments to our cost of funds," he said, "but most will be used to fund stepped-up investment in technology to support improved products and services and revenue growth in the future."

            He said fee revenues in the third quarter were sluggish, as they have been for most of the past year.

            The year-to-year decrease in expenses included a decline of more than 7% in personnel expense as the BEST redesign actions begin to take effect. Occupancy expenses also trended down in the third quarter. Of the major expense categories, only equipment was up, reflecting the investments in technology.

            IMPACT OF THE BEST REDESIGN PROJECT

            CoreStates continued in the third quarter to run ahead of schedule in achieving the projected financial benefits of its BEST (Building Exceptional Service Together) process redesign project. This resulted from accelerated achievement of cost efficiencies,
                                     -more-

       Larsen said, reflecting timing in carrying out certain BEST redesign ideas.

            "We are monitoring the course of implementation closely," Larsen said. "We now expect to remain ahead of our plan for at least another quarter. Our progress to date certainly reinforces our confidence in fully attaining our BEST projections."

            The pre-tax BEST impact for the quarter was $22.0 million, or 10 cents per share, compared to a projection of five cents per share. The company expects the ultimate impact of BEST to be approximately 22.5 cents per share in the fourth quarter of 1996, after all the BEST ideas have been implemented, and to continue thereafter at the annualized rate of 90 cents per share.

            Cost savings attributed to BEST amounted to $20.5 million for the quarter, double the $10.1 million projection. Revenue increases attributable to BEST were $1.5 million, less than the projected $1.9 million for the third quarter. Larsen said this gap also appeared to be related to timing and "we expect BEST revenue enhancements to catch up with our projections in the fourth quarter, eliminating the modest shortfall of the first two quarters of implementation."

       CREDIT QUALITY

            Non-performing assets declined further to $208 million at September 30 compared to $357 million a year ago and $243 million at June 30. The September 30 levels were equivalent to 0.7% of total assets and 0.9% of total loans plus real estate foreclosed or in process of foreclosure.

            CoreStates made a $2.5 million increase in its basic loan loss provision for the third quarter to $27.5 million.
            "We have held the basic provision flat for two years, and this modest increase reflects our loan growth and signs of maturing of the economic cycle," Larsen said.

            Net charge-offs were $23.5 million for the quarter and $76.7 million for the first nine months of 1995, compared to $22.4 million and $194.9 million, respectively, in 1994. The 1994 figure included $103.1 million of charge-offs associated with the acquisition of
                                     -more-

       Constellation Bancorp. The loan loss reserve at September 30 was $501.4 million, or 2.4% of total loans and 301% of non-performing loans.

            BALANCE SHEET ITEMS AND RATIOS

            Consolidated total assets at September 30 were $28.8 billion, including $21.2 billion of consolidated net loans. Consolidated total deposits were $20.7 billion.

            Shareholders' equity at September 30 was $2.32 billion, or 8.0% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 7.4% for the third quarter. Tier 1 capital at September 30 was 8.1% of risk-adjusted assets and total capital was 11.8% of risk-adjusted assets, well in excess of regulatory minimums of 4% and 8% respectively.

            CoreStates so far in 1995 has repurchased 5.9 million shares, approximately 4.1% of shares outstanding, under its authority to repurchase up to 5% of shares per year. These repurchases are in addition to shares purchased for benefit plans and the dividend reinvestment plan. CoreStates said that in light of its recently announced merger agreement with Meridian Bancorp repurchases will be suspended.

            ONE-TIME ITEMS EXCLUDED FROM NORMALIZED OPERATING RESULTS

            The one-time items not included in normalized operating earnings were acquisition costs of 89 cents per share for Constellation Bancorp and 28 cents per share for Independence Bancorp in the first and second quarters of 1994, respectively; a one-time gain of 8 cents per share on a transaction involving CoreStates' Electronic Payment Services, Inc., joint venture and a one-time restructuring charge of 49 cents per share for the BEST redesign project, both in the first quarter of 1995; and BEST restructuring credits for gains on pension benefit curtailments of a penny per share in each of the second and third quarters of 1995.

                           CoreStates Financial Corp
                    (in thousands, except per share amounts)




                                    Three Months Ended                   Nine Months Ended
                                       September 30,                       September 30,
                            -----------------------------------  -----------------------------------
                                1995                  1994          1995                    1994
                            -----------             ---------    -----------            ------------
Income before cumulative
  effect of a change in
  accounting principle....  $133,946(a)(b)          $104,221(b)  $315,283(a)(b)         $137,317(b)
                            ========                ========     ========               ========

Net income................  $133,946(a)(b)          $104,221(b)  $315,283(a)(b)         $133,887(b)(c)
                            ========                ========     ========               ========

Per Share:
Income before cumulative
  effect of a change in
  accounting principle.....    $0.96(a)(b)             $0.74(b)     $2.23(a)(b)            $0.97(b)
                               =====                    ====         ====                  =====


Net income.................    $0.96(a)(b)             $0.74(b)     $2.23(a)(b)            $0.95(b)(c)
                               =====                   =====        =====                  =====

Average number of
  shares outstanding.......  139,176                 141,033      141,427                142,581
                             =======                 =======      =======                =======


(a)In March 1995, CoreStates completed an intensive review of its operations and businesses and announced a corporate-wide process redesign plan, which restructures its banking services around customers and enhances employees' authority to make decisions to benefit customers. As a result of this process redesign, CoreStates recorded a $110.0 million pre-tax restructuring charge, $70.0 million after-tax or $0.49 per share, in March 1995. CoreStates recorded restructuring credits of $3.0 million, $1.9 million after-tax or $0.01 per share in the second quarter of 1995 and $2.4 million, $1.5 million after-tax or $0.01 per share in the third quarter of 1995, related to gains on the curtailment of future pension benefits associated with employees terminated during the second and third quarters. The process redesign is expected to generate by late 1996, annual run-rate efficiencies which will reduce expenses by approximately $180 million and revenue enhancements which will net an addition of approximately $30 million, combining to improve net income at an annual rate of $0.90 per share.

(b)Selected financial results for the three and nine months ended September 30, 1995 and 1994 excluding: after-tax restructuring credits of $1.5 million, or $0.01 per share in the third quarter of 1995 and $1.9 million, or $0.01 per share, in the second quarter of 1995, and a first quarter of 1995 after-tax restructuring charge of $70.0 million, or $0.49 per share, all related to a corporate-wide process redesign; an after-tax gain of $11.8 million, or $0.08 per share, related to changes in an investment in an affiliate joint venture, recorded in the first quarter of 1995; and after-tax merger-related charges of $167.4 million, or $1.17 per share, recorded in the 1994 nine-month period, were as follows:



                                                  Three Months Ended                 Nine Months Ended
                                                     September 30,                     September 30,
                                            ----------------------------         --------------------------
                                              1995                1994             1995              1994
                                            ---------           --------         ---------         --------

      Income before cumulative
        effect of a change in
        accounting principle....            $132,419            $104,221          $370,062         $300,764
      Per share.................            $   0.95            $   0.74          $   2.62         $   2.14
      Return on average total
        assets..................                1.85%               1.50%             1.74%            1.47%
      Return on average common
        shareholders' equity....               22.94               18.91             21.53            17.95

(c)Reflects the writedown to fair value for certain mortgage securities deemed to be impaired under FASB's 1994 interpretation of FAS 115.